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                                                                     EXHIBIT 2.5

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.


                         THREE WAY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made on this 30th day of July, 2001 (the "Effective Date"), by and among MED-XS ASSET SERVICES, INC., an Ohio corporation ("NEWCO"), NOVATION LLC ("NOVATION") and NEOFORMA.COM, INC. ("NEOFORMA").

WITNESSETH:

         WHEREAS, NEOFORMA AND NEWCO, along with Med XS Solutions, Inc. ("MedXS") and Neoforma Gar, Inc. ("GAR"), have entered into that certain Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), whereby NEOFORMA has agreed to transfer to NEWCO, as a wholly-owned subsidiary of MedXS, the assets of the auction business previously conducted through its wholly-owned subsidiary, GAR; and

         WHEREAS, NEWCO is or will be in the business of selling Assets by public, private and /or internet auction

         WHEREAS, NEOFORMA has agreed to assign to NEWCO its rights and obligations in connection with the auction business services that it has heretofore provided to customers pursuant to that certain Second Amended and Restated Outsourcing and Operating Agreement by and between NOVATION, VHA Inc., University Healthsystem Consortium, Healthcare Purchasing Partners International, LLC, and NEOFORMA, dated as of January 1, 2001 (the "Outsourcing Agreement").

         NOW, THEREFORE, in consideration of the above premises and of the covenants and agreements set forth in this Agreement, the parties agree as follows:

         1. APPOINTMENT OF EXCLUSIVE AGENCY; ASSIGNMENT.

              (a) NEOFORMA hereby appoints NEWCO as its exclusive agent, and NEWCO accepts such appointment, for the purpose of selling used or surplus medical equipment or supplies ("Assets"). NEOFORMA further hereby assigns and transfers to NEWCO all of its right and obligations under the Outsourcing Agreement with respect to Auction Services (as hereinafter defined) to NEWCO, and NEWCO hereby accepts and consents to such assignment, subject to the terms and conditions of the Contribution Agreement.

              (b) NOVATION hereby consents and agrees to the assignment described herein, on the following terms and conditions:

                  (i) NOVATION and NEWCO shall in good faith negotiate such further terms and conditions (the "Terms")which may or may not be required to further the relationship of NEWCO and NOVATION under this Agreement and the Purchase Agreement. In no case shall such Terms conflict with the terms of this Agreement, cause undue obligations upon NEWCO, or in any way materially adversely impact NEWCO financially



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         2. NEWCO'S DUTIES AND OBLIGATIONS AND AUTHORITY TO SELL. NEWCO shall conduct Auction Services pursuant to the terms and conditions attached hereto as Exhibit A (the "Terms"), which Terms are hereby made a part of this Agreement.

         3. TERM. This Agreement shall be in effect from the Closing Date until termination of the Outsourcing Agreement. This Agreement shall terminate upon a party's election upon a material breach of this Agreement or the Terms by a breaching party, after the breaching party is first given a 30 day cure period. Notwithstanding anything else in this Agreement, this Agreement and all terms and conditions associated herewith shall immediately terminate and be of no further force or effect upon the termination of the Outsourcing Agreement.

         4. INDEMNIFICATION.

              (a) Except for NEOFORMA's willful misconduct, NEWCO shall protect, defend, indemnify, save, and hold NEOFORMA harmless from any claim, liability, suit, demand, fine, loss, injury, penalty, violation of any laws or ordinances, damages, judgments, or charges including, without limitation, all attorneys fees and costs, whether caused by NEWCO or third parties, through NEWCO's or such third parties' acts or omissions, those holding title to any or all of the Assets under or through NEWCO arising out of, or resulting from: (i) the failure to transfer good title to any of the Assets, (ii) any accident, resulting in damage or injury, (iii) any breach of this Agreement, (iv) any breach of any warranty or representation therein, or (v) any occurrence whatsoever on or about the premises on which the Assets or the Auction Services are held or which is related to the Assets.

              (b) The provisions of this Paragraph will survive the termination or expiration of this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF NEWCO. NEWCO hereby represents and warrants to NEOFORMA that (i) it has all requisite power and authority to operate its business as it is now being conducted, and as contemplated to be conducted, and has complete and unrestricted power to enter into this Agreement, conduct the Auction Services, sell the Assets, and to perform the acts, duties and obligations under this Agreement, and (ii) all Auction Services performed under this Agreement are, of the date of such performance, in compliance with all federal, state and local laws, statutes, ordinances, rules, regulations and orders.

         6. AUDIT RIGHTS. Upon reasonable prior notice to NEWCO, NEOFORMA at its own expense may audit all relevant books and records of NEWCO for the purpose of confirming compliance with this Agreement. Any examination shall be conducted during NEWCO normal business hours, and will not unreasonably interfere with NEWCO's normal business. Such audits may not be conducted more than once in any six (6) month period. For purposes of conducting such audits, NEOFORMA may designate any party to act as its auditor, subject to NEWCO's consent, which shall not be unreasonably delayed or withheld. NEWCO shall be deemed to have consented to the use of any nationally recognized accounting firm for any such audit.

         7. *

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CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.


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              (a) NEWCO shall pay to NEOFORMA a * fee ("*") based on NEWCO *
from all Auction Services from NOVATION hospital members or other NEOFORMA marketplaces.

                  (i) Subject to Section 7(a)(ii) below, the * is as follows: * of * from the Closing Date; * of * after * from the Closing Date until a total of * Dollars ($*) of * has been paid. Upon completion of the payment of * ($*),
* of * shall be paid to Neoforma until termination of this Agreement or January 1, 2011, whichever first occurs. * payments are due within 10 days of the end of each calendar month. Any late payments are subject to interest at a rate of 1.5% of the outstanding balance per month until such time as they are paid in full.

                  (ii) In consideration of Novation causing that certain Services Agreement dated as of December 3, 1998 by and between General Asset Recovery, LLC and VHA Inc. to terminate, NEWCO shall pay to NOVATION a * fee equal to * of * for the terms of this Agreement (the "* fee"), which * Fee shall be deducted from the * paid to NEOFORMA.

                  (iii) The * and * Fee shall be adjusted for (i) documented returns/refunds paid by NEWCO, and (ii) sales amounts not paid by a purchaser after 120 days following any auction sale. Any amount so adjusted shall be reflected on the month following payment to NEOFORMA and NOVATION.

              (b) A detailed report showing the calculation of the * is to be provided to Neoforma not more than 15 days after each quarter end.

         8. EXCLUSIVITY. NEWCO shall exclusively provide auction services pursuant to this Agreement (including all ancillary terms and conditions hereto), and shall accurately reflect all purchases made through the Auction Services when accounting for the * owed to NEOFORMA.

         9. CHOICE OF LAW. This Agreement shall be subject to the laws of the State of California, without regard to its conflict of laws rules. The parties further agree that, in the event of a dispute arising hereunder, the jurisdiction and venue of any proceeding shall be in any state or federal court of competent jurisdiction located in Santa Clara County, California.

         10. ENTIRE AGREEMENT: MODIFICATION. This Agreement represents the entire Agreement of the Parties and supersedes all prior Agreements and understandings whether written or oral; and shall not be changed, modified, altered or amended except by written agreement duly executed by all parties.

         11. INDEPENDENT CONTRACTOR. NEOFORMA and NEWCO acknowledge and agree that NEWCO is an independent contractor and shall not, without prior written authorization from NEOFORMA, enter into contracts in the name of, on behalf of, or for the account of NEOFORMA or otherwise bind NEOFORMA.

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CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.


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         12. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if sent by prepaid registered or certified United States mail, return receipt requested (if available), overnight mail with a nationally recognized overnight mail courier, or sent by facsimile, e-mail or similar communication, and confirmed by such mail, postage prepaid, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder or, in the case of notice by facsimile, e-mail or similar communication, by electronic confirmation of receipt. Notices will be deemed given three (3) business days after deposit in the U.S. Mail, one (1) business day after deposit with an overnight mail courier, or the next business day after electronic confirmation of receipt is obtained if sent by facsimile, e-mail or similar communication, as applicable.

         To NEOFORMA:    NEOFORMA.com, Inc.
                         3061 Zanker Road
                         San Jose, CA   95134
                         Attn: General Counsel
                         Facsimile: (408) 468-4045

         To NEWCO:       Med-XS Asset Services, Inc.
                         8805 East Ave.
                         Mentor, OH 44060
                         Attn; Kevin Tenkku
                         Facsimile: _____________________

         To NOVATION:    Novation, LLC
                         East John Carpenter Parkway
                         Irving , TX  75062
                         Attn: General Counsel
                         Facsimile: _____________________

         13. ASSIGNMENT. This Agreement shall not be assigned by either party without the prior written consent of the other, provided that NEOFORMA may assign the Agreement to an affiliate, or in connection with a sale or merger of all or substantially all of its assets.

         14. SEVERABILITY. If any of the provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

         15. "AUCTION SERVICES" As used herein, "Auction Services" shall mean the following services to be offered by NEWCO:

              (a) Consignment Sales: NEWCO will dispose of NOVATION members' and affiliates' Assets, on a contingent basis, through auction sales. A NOVATION member or affiliate will consign to NEWCO the chosen Assets for auction sale at a location to be chosen by NEWCO and will



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                  * (as hereinafter defined) received from the sale of such
                  Assets.

              (b) Liquidation by Consignment: If a NOVATION member or affiliate desires to close or liquidate its hospital or other healthcare facility, the NOVATION member or affiliate will consign all of its Assets to NEWCO for auction sale, at a location to be chosen by NEWCO for best results and will * from the sale of such Assets.

              (c) Internet Exchange: NEWCO will establish a private World Wide
                  Web site, linked to NEOFORMA's World Wide Web Site, for use by NOVATION's members or affiliates.

         16. "*" As used herein, "*" will be determined as follows:

         For purposes of sales, auctions or liquidations of used medical equipment, "*" shall be *. "*" shall include the *. "*"

         For purposes of any services revenue, "*" shall be defined as "*" * the
         * external third-party or non-employee direct labor or outside contractor utilized specifically to provide the services to which the *. "*" are defined as *.


                             SIGNATURE PAGE FOLLOWS


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CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

NEOFORMA.COM, INC.                      MED-XS ASSET SERVICES, INC.


By: /s/ Andrew Guggenhime               By: /s/ Kevin Tenkku
    ------------------------------          -------------------------------
Its:  Chief Financial Officer           Its: CEO
      ----------------------------           ------------------------------


NOVATION LLC

By: /s/  John M. Burks
    ------------------------------
Its:  Sr. Vice President
      ----------------------------


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                          EXHIBIT A - TERMS OF SERVICE

         SECTION 1. OFFER SALE AND PRICES. During the term of the Agreement, NEWCO agrees to offer to sell and to sell the Auction Services to NOVATION members and affiliates ("Members") exclusively through the Marketplace@Novation on terms mutually satisfactory to NEWCO and such Member and that *.

         NEWCO shall not offer to NOVATION members and affiliates other services in conjunction with the Auction Services under terms and conditions such that NOVATION members and affiliates have no real economic choice except to purchase Auction Services with such other services and/or products on a bundled basis, without the prior written consent of NOVATION.

         When appropriate, NEWCO will work, as needed, to coordinate the NEWCO Auction Services with companies that have agreements negotiated with NOVATION.

         NEWCO will provide NOVATION with copies of any offer of Auction Services to any NOVATION members or affiliates, concurrently with NEWCO's making such an offer and the NOVATION member's or affiliate's acceptance thereof.

         SECTION 2. PERFORMANCE. NEWCO agrees to promptly perform Auction Services ordered under the Agreement by the NOVATION members and affiliates in accordance with any schedule agreed to between NEWCO and the NOVATION member or affiliate. NEWCO agrees to perform the Auction Services in accordance with good business practice, as measured by the following performance metrics (the "Performance Metrics"):

              o   * to be * and * (if applicable) *
              o   * to be * on *
              o   * or on * to be *
              o   * to be *
              o   * and * to be*
              o   * and *, and *
              o   * to * or * by * with *

         SECTION 3. NOVATION RESPONSIBILITIES. NOVATION agrees to market and promote the services covered in the Agreement to NOVATION members and affiliates. Marketing and relationship support will include:

o    Novation and NEWCO will jointly create a marketing plan within * of Close;

o NEWCO will be promoted in * including *. Placements in these * will occur on a regular basis.

o Novation and NEWCO will meet at least * to discuss *; The Parties will meet at a mutually agreed upon site and each Party will cover their own costs;

o NEWCO will have the opportunity to exhibit if appropriate at key Novation meetings and have the opportunity to *;

o    Novation will assign a liason to assist NEWCO's staff;

o NEWCO will be promoted on Novation's web site (at the URL www.novation.com and Marketplace@Novation)

o Novation will assist NEWCO with the sales process for * by the following efforts, as applicable: inform NEWCO's representatives of opportunities to meet with and make presentations to


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CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.


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     representatives of Novation's members and affiliates; identify and share leads to generate new business; inform other Novation business units of the agreement and be available to them to explore mutual opportunities.

         SECTION 3A. NEOFORMA RESPONSIBILITIES. NEOFORMA agrees to the following commitments:

o NEWCO will be promoted on Neoforma's web site at URL www.neoforma.com (or any other web site controlled by Neoforma) if appropriate;

o    Neoforma will jointly create a marketing plan within 90 days of the Close;

o NEWCO will have the opportunity to participate in trade shows with Neoforma. NEWCO staff may promote Auction Services at Neoforma's exhibit booth and distribute sales literature. Neoforma and NEWCO will jointly determine as part of the marketing plan which trade shows are suitable for NEWCO's participation ;and

o NEWCO will have the opportunity to attend and present at Neoforma key sales meetings. Neoforma and NEWCO will jointly determine as part of the marketing plan which sales meetings are suitable for NEWCO's participation

         SECTION 4. PAYMENT BY NEWCO. Payments due pursuant to these Terms or under the Agreement, will be paid by NEWCO directly to the NOVATION member or affiliate, or Neoforma, respectively, within 10 days from the date that NEWCO collects payment from the buyer of the Assets. Neither Neoforma nor NOVATION will handle or be responsible for, any of the financial arrangements or disbursements.

         SECTION 5. PERFORMANCE REVIEW. NEWCO will, at the reasonable request of Neoforma or NOVATION, and at its own expense, meet in person with representatives of the requesting party, to discuss NEWCO's performance under the Agreement and these Terms. The meetings shall not occur more frequently than once every 90 days. NEWCO SHALL PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT AND THESE TERMS TO THE REASONABLE STANDARDS OF NEOFORMA AND NOVATION AND AS MEASURED BY THE PERFORMANCE METRICS. * WILL BE A DE FACTO BREACH OF THIS PROVISION.

         SECTION 6. CUSTOMER PRICING. The price for the Auction Services will be
* during the term of the Agreement.

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CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, has been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Commission.

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